Exhibit 99.(n)(4)

SCHEDULE A

Amended Schedule A dated February 19, 2010 to the

Amended and Restated Rule 18f-3 Multiple Class Plan dated as of November 19, 2000, as revised on May 18, 2005, November 17, 2006, February 21, 2008 and July 15, 2009

Turner Funds

Turner Concentrated Growth Fund

Turner Core Growth Fund

Turner Emerging Growth Fund

Turner Large Cap Growth Fund

Turner Midcap Growth Fund

Turner Small Cap Growth Fund

Turner New Enterprise Fund

Turner International Core Growth Fund

Turner Small Cap Equity Fund

Turner Quantitative Broad Market Equity Fund

Turner Midcap Equity Fund

Turner Quantitative Large Cap Value Fund

Turner Spectrum Fund

Turner Global Opportunities Fund